EXHIBIT 21.1

                        SUBSIDIARIES OF THE REGISTRANT


1.  Club  Corporation  International

     (a)  Operating  in  the  hospitality  line  of   business ("Hospitality
          Business")

     (b)  Names  of:

          (i) 329 consolidated wholly owned subsidiaries operating in the Hospitality Business in the United States have been omitted; and

          (ii) 41 consolidated wholly owned subsidiaries operating in the Hospitality Business in foreign countries have been ommitted.

2.  First  Federal  Financial  Corporation  -  Incorporated  in  Texas

3.  Franklin  Federal  Bancorp,  a  Savings  Bank  -  Incorporated  in  Nevada